EXHIBIT 10.10

FIRST AMENDMENT TO THE LIN TV CORP.
THIRD AMENDED AND RESTATED
2002 NON-EMPLOYEE DIRECTOR STOCK PLAN

The LIN TV Corp. Third Amended and Restated Non-Employee Director Stock Plan (the “Plan”) is amended as follows:

1.           Section 6(g) of the Plan is hereby replaced in its entirety with the following:

“(g)
Exchange Programs.  The Committee may, without stockholder approval, cancel any outstanding stock option and grant in exchange therefore a new Stock Option or Stock Award covering the same or a different number of shares of common stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Stock Option; provided, however, that the exercise price per share of the new Stock Option or Stock Award shall not exceed the Fair Market Value of a share of Common Stock on the date of the grant of such Stock Option or Stock Award.”

Approved and adopted by the Board of Directors of LIN TV Corp. on December 23, 2008.